Exhibit 10.64.2

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Cinergy Corp., its subsidiaries and/or its affiliates (“Cinergy”) and James L. Turner (the “Executive”) dated as of September 24, 2002 (the “Agreement”) is hereby amended effective as of December 17, 2003.

AMENDMENTS

1.	Section 3b(ii) of the Agreement is hereby amended by adding the following new subsection (4) at the end thereof:

“(4) Special Payment Election Without a Change in Control. Notwithstanding the foregoing, the Executive may make an election, on a form provided by Cinergy, to receive a single lump sum cash payment in an amount equal to one-half of the Actuarial Equivalent (as defined above in Section 3b(ii)(3)(D)) of his supplemental retirement benefit payable no later than 30 days after the date of his termination of employment. In order to be effective, the special payment election under this Section 3b(ii)(4) must be made either (A) at least one year prior to the termination of the Executive’s employment with Cinergy or (B) during 2003 and at least six months prior to the termination of the Executive’s employment with Cinergy. The lump sum amount payable pursuant to this Section 3b(ii)(4) shall be calculated in accordance with the provisions of Section 3b(ii)(3)(D). In the event an amount is paid to or on behalf of the Executive pursuant to this Section 3b(ii)(4), such payment shall discharge any liability under this Agreement to or on behalf of the Executive with respect to one-half of the Actuarial Equivalent (as defined above in Section 3b(ii)(3)(D)) of his supplemental retirement benefit.”

IN WITNESS WHEREOF, the Executive and Cinergy have caused this Amendment to the Agreement to be executed as of the date first specified above.

CINERGY SERVICES, INC.

By:	\s\ James E. Rogers
James E. Rogers
Chairman and Chief Executive Officer

EXECUTIVE

\s\ James L. Turner
James L. Turner

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